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[LETTERHEAD OF THE COCA-COLA COMPANY]
                                                                    Exhibit 10.5


                                 August 15, 2003



Mr. George David
Chairman
Coca-Cola Hellenic Bottling Company S.A.
Athens
Greece

Dear George:

         I am pleased to confirm that, pursuant to the recent business discussions between Coca-Cola Hellenic Bottling Company S.A. and The Coca-Cola Company, we intend to extend the term of each of the bottlers' agreements granted to Coca-Cola Hellenic Bottling Company S.A. and its operating subsidiaries.

         Giving effect to the extension, the term of each of the bottlers' agreements would be ten years commencing January 1, 2004, with a right on the part of the bottler to request renewal for a further ten years as provided in the bottlers' agreement.

         I look forward to the continued success of Coca-Cola Hellenic Bottling Company and to the continuation of the strong cooperative relationship between The Coca-Cola Company and Coca-Cola Hellenic Company S.A.

         Warm personal regards.

                                    Sincerely,
                                /s/ Douglas N. Daft